FINANCIAL ADVISORY AND CONSULTING AGREEMENT

  This Consulting Agreement (“Agreement”) is made and entered into this 16th day of March between 247 MGI Corp. (the “Company”), and Dawson James Securities, Inc., a Florida Corporation (the “Consultant”).

In consideration of and for the mutual promises and covenants contained herein, and for other good and valuable consideration (the receipt of which is hereby acknowledged) the parties hereto mutually agree and intend to be legally bound to the terms of this Agreement as follows:

1. Purpose.

The Company hereby retains the Consultant during the term specified to render consulting advice to the Company relating to financial advisory services as set forth in Section 3 below, investment banking and merger/acquisition matters, upon the terms and conditions as set forth herein.

 2. Terms and Consideration.

(a) The term of this Agreement shall be for a period of Twelve (12) months commencing from the Effective Date of this Agreement (the “Engagement Period”), unless extended by mutual written agreement of the Company and the Consultant.  The Company shall pay Consultant equity in the form of Two Million (2,000,000) shares of restricted common stock and One Million (1 million) five year term common stock purchase warrants exercisable at twenty-five cents (.25) with piggy-back registration rights. In the event the common shares underlying the warrants are not registered, then the warrants will have a cashless exercise feature. Cash compensation shall be $5,000 per month payable upon execution of this agreement.

(b) Should the Company do any acquisition, merger, joint venture, or sale of substantially all of its assets (the “Transaction”) which is sourced through the Consultant, then Company shall execute with the Consultant an engagement letter related to any such Transaction, which shall include a 6% cash commission to Consultant and 6% common stock as is standard for the Consultant, in addition to any other fees as may be set forth herein..

3. Financial Advisory Services of Consultant.

Consultant, based on its review of the Company to date, believes that it may assist the Company by performing the financial advisory services related to a merger or sales of the company. The Company hereby acknowledges that Consultant will be using and relying on said information without independent verification and that Consultant assumes no responsibility for the accuracy and completeness of any information provided to it by the Company.  In performance of these duties, the Consultant shall provide the Company with the benefits of its best judgment and efforts.  It is understood and acknowledged by the parties that the value of the Consultant’s advice is not measurable in any quantitative manner, and that the Consultant shall not be obligated to spend any specific amount of time performing its duties hereunder.

4. Covenants of the Company.

(a) The Company agrees that for a period of twelve months from the date hereof, it shall use the investment banking services of Consultant. Should the Consultant perform any services related to raising equity capital or debt on behalf of the Company, the Company will execute with the Consultant a Selling Agreement related to any such offering, which shall include a commission to Consultant and warrant coverage as is standard for the Consultant, in addition to any other fees as may be set forth herein.

(b) If (but without any obligation to do so) at any time during the two (2) year period commencing on the issue date of securities to the Consultant as compensation, the Company, merged Company, or any equity based business combination proposes to register any of its common stock ("Registrable Securities") in connection with the public offering of such securities the Company shall, each such time, promptly give the Consultant written notice of such registration. Upon the written request of the Consultant given within twenty (20) days after receipt of such written notice from the Company, the Company shall cause to be registered all of the Registrable Securities that the Consultant has requested to be registered; and provided further, however, that the Registrable Securities shall be subject to restrictions on transfer for forty-five (45) days after the effective date of the subject registration statement.

5. Consultant’s Relationship with Others

The Company acknowledges that the Consultant or its affiliates is in the business of providing financial, investment banking and merger/acquisition services and consulting advice (of all types contemplated by this Agreement) to others.

6. Confidential Information

In connection with the rendering of services hereunder, Consultant has been or will be furnished with confidential information concerning the Company including, but not limited to, financial statements and information, cost and expense data, production data, trade secrets, marketing and customer data, and such other information not generally obtained from public or published information or trade sources.  Such information shall be deemed “Confidential Material” and, except as specifically provided herein, shall not be disclosed by Consultant without prior written consent of the Company.  In the event Consultant is required by applicable law or legal process to disclose any of the Confidential Material, it is agreed that Consultant will deliver to the Company prompt notice of such requirement prior to disclosure of same to permit the Company to seek an appropriate protective order and/or waive compliance of this provision.  If, in the absence of a protective order or receipt of written waiver, Consultant is nonetheless, in the written opinion of counsel, compelled to disclose any Confidential Material, Consultant may do so without liability hereunder provided that notice of such prospective disclosure is delivered to the Company prior to actual disclosure.  Following the termination of this Agreement and a written request by the Company, Consultant shall deliver to the Company all Confidential Material. This provision shall survive the termination of this Agreement for any reason.

7.	Consultant’s Liability & Indemnification of Consultant by Company.

In the absence of gross negligence or willful misconduct on the part of Consultant or Consultant’s material breach of this Agreement, Consultant shall not be liable to the Company or to any officer, director, employee, agent, representative, stockholder or creditor of the Company for any action or omission of Consultant or any of its officers, directors, employees, agents, representatives or stockholders in the course of, or in connection with, rendering or performing any services hereunder.

8. Termination.

This Agreement may be terminated at any time during the Engagement Period by Consultant upon five (5) days prior written notice to the Company, in the event that Consultant becomes aware of (i) any change in the business or operations of the Company which Consultant reasonably believes may adversely affect Consultant’s ability to render the services contemplated hereunder, (ii) any material misrepresentation by the Company with respect to the business operations, assets, condition (financial or otherwise), results of operations or prospects of the Company, or (iii) any breach by the Company of its obligations under this Agreement, which remain uncured for a period of fifteen days after written notice of the breach is provided to the Company.

This Agreement may be terminated by the Company at any time during the Engagement Period upon five (5) days prior written notice to the Consultant only in the event of a material breach by Consultant of its obligations hereunder, which breach remains uncured for a period of fifteen days after written notice of the breach is provided to Consultant.

In the event of termination (i) this Agreement shall become void, without liability on the part of either party or their affiliates, directors, officers or stockholders except as set forth in Section 7(a) above, and (ii) Consultant shall be entitled to reasonable expenses it has incurred pursuant to this Agreement up to the date of such termination that have yet to be reimbursed; and (iii) all provisions contained in section 6 above survive the termination.

9. Expenses.

The Company, subject to prior written approval by the Company for any amount in excess of $500, and upon receipt of appropriate supporting documentation, shall reimburse the Consultant and/or any other party retained by the Consultant, for any and all reasonable out-of-pocket expenses incurred in connection with services provided to the Company including but not limited to legal, travel, lodging and meals, entertainment, postage, photocopying and long distance telephone expenses; provided, however, that the aggregate of such expenses shall not exceed $30,000 without the Company's prior written consent. The Company shall reimburse the Consultant within 45 days of receipt of supporting documentation. The Company hereby acknowledges that unless otherwise specifically stated herein, that neither Consultant, nor its directors, employees or agents is responsible for any fees or commissions payable now or in the future to any finder or to any other financial or other advisor utilized or retained by the Company.  The Consultant acknowledges that as of the date of this Agreement, the Consultant is not due any funds from the Company.

10. Sales or Distributions of Securities

If the Consultant assists the Company in the sale or distribution of securities, the Consultant shall receive fees and other forms of compensation as agreed to by the Company and the Consultant.  Such public offering or private placement, undertaken by the Consultant on behalf of the Company, shall be subject to an additional agreement to be executed by the parties hereto at such time as is appropriate.

11. Limitation Upon the Use of Advice and Services.

(a)  No person or entity, other than the Company or any of its subsidiaries or directors or officers of each of the foregoing, shall be entitled to make use of or rely upon the advice of the Consultant to be given hereunder, and the Company shall not transmit such advice to, or encourage or facilitate the use or reliance upon such advice by others without the prior consent of the Consultant.

(b) Company hereby acknowledges that Consultant, for services rendered under this Agreement, makes no commitment whatsoever to recommend or advise its clients to purchase the securities of the Company.  Research reports that may be prepared by Consultant will, when and if prepared, be based solely on the merits, and independent judgment of analysts of the Consultant.

(c) Company hereby acknowledges that Consultant, for services rendered under this Agreement, makes no commitment whatsoever to make a market in any of the Company’s securities on any stock exchange or in any electronic marketplace.  Any decision by Consultant to make a market in any of the Company’s securities shall be based solely on the independent judgment of Consultant’s traders and related supervisory personnel.

(d) Use of the Consultant’s name in annual reports or any other report of the Company or releases by the Company require the prior approval of the Consultant unless the Company is required by law to include Consultant’s name in such annual reports, other report or release of the Company, in which event the Company shall furnish to Consultant copies of such annual reports or other reports or releases using Consultant’s name in advance of publication by the Company, its affiliates or assigns.

12. Discretion.

Nothing contained herein shall require the Company to enter into any transaction presented to it by Consultant, which decision shall be at the Company’s sole discretion.

13. Severability.

Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction.  If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.

14. Miscellaneous

(a) Any notice or other communication between parties hereto shall be sufficiently given if sent by certified or registered mail, postage prepaid, or faxed and confirmed if to the Company, addressed to the Company at the address listed in the Preamble or if to the Consultant, addressed to Richard Aulicino, Dawson James Securities, 925 South Federal Highway, 6th Floor, Boca Raton, FL 33432.  Such notice or other communication shall be deemed to be given on the date of receipt.

(b) If the Consultant shall cease to do business, the provisions hereof relating to duties of the Consultant and compensation by the Company as it applies to the Consultant shall thereupon cease to be in effect.

(c) This Agreement embodies the entire agreement and understanding between the Company and the Consultant and supersedes any and all negotiations, prior discussions and preliminary and prior agreements and understandings related to the central subject matter hereof.

(d) This agreement has been duly authorized, executed and delivered by and on behalf of the Company and the Consultant.

(e) There is no relationship of partnership, agency, employment, franchise or joint venture between the parties.  Neither party has the authority to bind the other or incur any obligation on its behalf.

(f) The Company hereby acknowledges that Consultant is not a fiduciary of the Company and that Consultant makes no representations or warranties regarding Company’s ability to secure financing, whether now or in the future.

(g) This Agreement and the rights hereunder may not be assigned by Company without the prior written consent of Consultant.  This Agreement may not be assigned by Consultant, in whole of in part, without prior consent of Company.   This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors, assigns and legal representatives.

15. Governing Law.

This Letter of Intent shall be construed under the laws of the State of Florida , and shall inure to the benefit of, and be binding upon, the respective successors and assigns of the parties to this Letter of Intent. The parties agree that any action brought by any party against another party in connection with any rights or obligations arising out of this Letter of Intent shall be instituted properly in a federal or state court of competent jurisdiction with venue in the appropriate state court in and for Palm Beach County, Florida, or the United States District Court for the Southern District of Florida. A party to this Letter of Intent named in any action brought in connection with this Letter of Intent in any court outside of the above named designated county or district shall have the right to have the venue of said action changed to the above designated county or district or, if necessary, have the case dismissed, requiring the other party to refile such action in an appropriate court in the above designated county or federal district

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date hereof.

247 MGI Inc.

/s/:Matthew P. Dwyer
Name: Matthew P. Dwyer
Title: President

Dawson James Securities

/s/:Frank Salvatore
Name: Frank Salvatore
Title: Managing Partner